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                                                                   Exhibit 23.01

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the reference to our firm under the captions "Selected Historical Financial Information of Excite@Home" and "Experts" in Post-Effective Amendment No.1 to the Registration Statement on Form S-4 and related Prospectus of At Home Corporation for the registration of an estimated 19,752,995 shares of its Series A common stock and to the incorporation by reference therein of our report dated January 20, 2000, with respect to the consolidated financial statements of At Home Corporation included in its annual report on Form 10-K/A for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Palo Alto, California

November 27, 2000